Exhibit 99.1

Volta Industries, Inc. and Subsidiaries

Unaudited Consolidated Financial Statements

Volta Industries, Inc. and Subsidiaries

Contents

Consolidated Financial Statements

Unaudited Consolidated Balance Sheets of June 30, 2021 and December 31, 2020	1
Unaudited Consolidated Statements of Operations and Comprehensive Loss for the Three and Six Months Ended June 30, 2021 and 2020	2
Unaudited Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Three and Six Months Ended June 30, 2021 and 2020	3
Unaudited Consolidated Statements of Cash Flows for the Three and Six Months Ended June 30, 2021 and 2020	4
Notes to the Unaudited Consolidated Financial Statements	5

i

Volta Industries, Inc. and Subsidiaries

Unaudited Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$24,030,717	$58,806,333
Accounts receivable, less allowance for doubtful accounts; $0 and $53,185	8,183,388	6,216,461
Inventory	5,000,262	6,151,110
Prepaid partnership costs - current	9,241,541	9,624,948
Prepaid expenses and other current assets	8,188,495	627,779
Total current assets	54,644,403	81,426,631
Operating lease right-of-use asset, net	55,087,067	49,434,028
Property and equipment, net	61,188,136	46,457,690
Notes receivable - employee	9,358,913	1,018,543
Other non-current assets	318,840	554,462
Prepaid partnership costs - non-current	368,878	—
Intangibles assets, net	1,046,575	—
Goodwill	221,090	—
Total assets	$182,233,902	$178,891,354

LIABILITIES
Current liabilities
Accounts payable	$20,867,142	$5,493,498
Accounts payable - due to related party	—	91,941
Accrued expenses and other current liabilities	13,918,456	22,231,882
Operating lease liability - current portion	8,465,597	7,483,528
Deferred revenue	7,223,840	7,624,904
Term loans payable - current	19,526,633	10,323,138
Total current liabilities	70,001,668	53,248,891
Term loans payable, net of unamortized debt issuance costs and current term loan payable	31,660,519	40,696,832
Operating lease liability - non-current portion	42,172,215	37,146,055
Other non-current liabilities	6,924,027	7,004,559
Total liabilities	$150,758,429	$138,096,337

Redeemable convertible preferred stock, $0.001 par value: 71,566,249 and 71,566,249 shares authorized; 66,927,034 shares and 63,035,778 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively (aggregate liquidation preference of $205,662,884 and $176,941,913 as of June 30, 2021 and December 31, 2020, respectively)	210,029,724	182,599,047

STOCKHOLDERS’ DEFICIT
Common Stock, $0.001 par value: 126,000,000 and 126,000,000 shares authorized; 27,178,067 and 20,351,411 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	3,000	523
Additional paid-in capital	62,340,384	13,232,658
Accumulated deficit	(240,897,635)	(155,037,211)
Total stockholders’ deficit	(178,554,251)	(141,804,030)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$182,233,902	$178,891,354

Volta Industries, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
REVENUES
Service revenue	$6,825,167	$1,763,262	$11,056,516	$4,864,128
Product revenue	—	373,343	299,037	710,625
Other revenue	117,000	241,530	327,000	705,719
Total revenues	6,942,167	2,378,135	11,682,553	6,280,472

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	5,131,897	3,510,332	9,740,451	6,997,308
Costs of products (exclusive of depreciation and amortization shown below)	—	713,449	456,946	1,212,319
Selling, general and administrative	17,351,379	6,956,233	78,208,695	17,536,817
Depreciation and amortization	2,522,853	1,551,023	4,696,068	2,994,042
Other operating (income) expenses	776,514	(337,531)	923,542	(307,689)
Total costs and expenses	25,782,643	12,393,506	94,025,702	28,432,797
Loss from operations	(18,840,476)	(10,015,371)	(82,343,149)	(22,152,325)

OTHER EXPENSES
Interest expenses, net	1,672,817	1,808,599	3,332,601	2,875,720
Other (income) expenses, net	48,606	52,610	160,844	(23,768)
Total other expenses	1,721,423	1,861,209	3,493,445	2,851,952
LOSS BEFORE INCOME TAXES	(20,561,899)	(11,876,580)	(85,836,594)	(25,004,277)

Income tax expenses	23,830	3,506	23,830	3,506
NET LOSS	$(20,585,729)	$(11,880,086)	$(85,860,424)	$(25,007,783)

Weighted-average Class A Common Stock outstanding, basic and diluted (Note 12 - Net loss per share)	6,373,206	6,373,206	6,373,206	6,373,206
Net loss per Class A Common Stock, basic and diluted (Note 12 - Net loss per share)	$(1.33)	$(1.55)	$(6.07)	$(3.26)
Weighted-average Class B Common Stock outstanding, basic and diluted (Note 12 - Net loss per share)	9,122,514	1,297,671	7,779,617	1,295,923
Net loss per Class B Common Stock, basic and diluted (Note 12 - Net loss per share)	$(1.33)	$(1.55)	$(6.07)	$(3.26)

Volta Industries, Inc. and Subsidiaries

Unaudited Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Three Months Ended	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
June 30, 2020	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at March 31, 2020	45,377,418	$75,608,294	10,872,606	$316	$6,394,021	$(95,846,031)	$(89,451,694)
Stock-based compensation expense - options	—	—	—	—	298,567	—	298,567
Net loss	—	—	—	—	—	(11,880,086)	(11,880,086)
Balances at June 30, 2020	45,377,418	$75,608,294	10,872,606	$316	$6,692,588	$(107,726,117)	$(101,033,213)

Six Months Ended	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
June 30, 2020	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at December 31, 2019	45,377,418	$75,608,294	10,866,044	$309	$5,541,971	$(82,718,334)	$(77,176,054)
Beneficial conversion feature in convertible promissory notes	—	—	—	—	377,574	—	377,574
Issuance of Class B Common Stock warrants - related party	—	—	—	—	291,201	—	291,201
Issuance of Common Stock upon exercise of options	—	—	6,562	7	4,456	—	4,463
Stock-based compensation expense - options	—	—	—	—	477,386	—	477,386
Net loss	—	—	—	—	—	(25,007,783)	(25,007,783)
Balance at June 30, 2020	45,377,418	$75,608,294	10,872,606	$316	$6,692,588	$(107,726,117)	$(101,033,213)

Three Months Ended	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
June 30, 2021	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at March 31, 2021	66,927,034	$210,029,724	26,561,329	$1,032	$59,614,628	$(220,311,906)	$(160,696,246)
Issuance of Common Stock upon exercise of options	—	—	316,604	317	223,262	—	223,579
Stock-based compensation expense - options	—	—	—	—	1,281,555	—	1,281,555
Exercise of Common Stock warrants - related party	—	—	150,000	150	1,350	—	1,500
Issuance of Common Stock for acquisition of 2Predict	—	—	150,134	1,501	1,219,589	—	1,221,090
Net loss	—	—	—	—	—	(20,585,729)	(20,585,729)
Balances at June 30, 2021	66,927,034	$210,029,724	27,178,067	$3,000	$62,340,384	$(240,897,635)	$(178,554,251)

Six Months Ended	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
June 30, 2021	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at December 31, 2020	63,035,778	$182,599,047	20,351,411	$523	$13,232,658	$(155,037,211)	$(141,804,030)
Issuance of Series D Preferred Stock	1,858,985	13,720,969	—	—	—	—	—
Issuance of Series D Preferred Stock - related party	2,032,271	14,999,989	—	—	—	—	—
Issuance Costs - Series D	—	(1,290,281)	—	—	—	—	—
Issuance of restricted stock awards - related party	—	—	5,700,000	—	40,236,000	—	40,236,000
Issuance of Common Stock upon exercise of options	—	—	826,522	826	1,086,576	—	1,087,402
Stock-based compensation expense - options	—	—	—	—	6,564,211	—	6,564,211
Exercise of Common Stock warrants - related party	—	—	150,000	150	1,350	—	1,500
Issuance of Common Stock for acquisition of 2Predict	—	—	150,134	1,501	1,219,589	—	1,221,090
Net loss	—	—	—	—	—	(85,860,424)	(85,860,424)
Balance at June 30, 2021	66,927,034	$210,029,724	27,178,067	$3,000	$62,340,384	$(240,897,635)	$(178,554,251)

Volta Industries, Inc. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(85,860,424)	$(25,007,783)
Adjustments to reconcile net loss to net cash used in operating activities:
Reduction in the carrying amount of ROU assets	1,928,133	1,248,455
Depreciation and amortization	4,696,068	2,994,042
Stock-based compensation	46,800,211	477,386
Non-cash interest expense	167,182	(1,698,511)
Revaluation of warrant liability to estimated fair value	(118,208)	10,987
Expenses related to invoices in dispute	623,700	—
Loss on abandonment of property and equipment	541,793	—
Changes in operating assets and liabilities:
Accounts receivable	(1,966,926)	7,020,238
Inventory	1,150,848	411,184
Prepaid expenses and other current assets	(7,560,717)	(605,065)
Prepaid partnership costs	(726,186)	(3,479,710)
Operating lease right-of-use asset	(7,217,491)	(5,035,078)
Other non-current assets	235,622	223,833
Accounts payable	15,373,643	(9,890,999)
Due to related party	(91,941)	88,572
Accrued expenses and other current liabilities	(8,506,841)	(200,443)
Deferred revenue	(401,064)	3,348,113
Lease incentive liability	(10,756)	(10,815)
Operating lease liability	6,008,228	4,056,843
Other noncurrent liabilities	299,682	(2,361,167)
Net cash used in operating activities	(34,635,444)	(28,409,918)

Cash flows from investing activities
Purchase of property and equipment	(19,784,475)	(6,007,618)
Capitalization of internal-use software	(39,096)	—
Incentive lease obligation	—	604,542
Acquisition of 2Predict	(200,000)	—
Net cash used in investing activities	(20,023,571)	(5,403,076)

Cash flows from financing activities
Due from employees for taxes paid on partial recourse notes	(8,340,370)	—
Proceeds from issuance of Series D Preferred Stock	28,720,958	—
Proceeds from issuance of Series D-1 convertible notes	—	3,000,000
Proceeds from issuance of Series D-1 convertible notes -related party	—	6,500,000
Beneficial conversion feature related to convertible notes	—	377,574
Proceeds from issuance of long term debt	—	16,000,000
Proceeds from PPP loan	—	3,193,300
Proceeds from exercise of Common Stock warrants - related party	1,500	—
Proceeds from exercise of stock options	1,087,402	4,463
Payment of issuance costs related to Series D and D-1 Preferred Stock	(1,290,281)	(38,933)
Payment of debt issuance costs	—	(462,880)
Proceeds from financing activity	—	445,513
Payment of financing activity principal	(295,810)	(131,273)
Net cash provided by financing activities	19,883,399	28,887,764

Net increase (decrease) in cash and cash equivalents	$(34,775,616)	$(4,925,230)
Cash and cash equivalents, beginning of period	58,806,333	10,758,436
Cash and cash equivalents, end of period	$24,030,717	$5,833,206

Supplemental disclosures of cash flow information
Cash paid for interest	$1,504,402	$798,890
Cash paid for taxes	23,830	—

Non-cash investing and financing activities
Initial recognition of operating lease right-of-use asset	$(7,297,609)	$(5,789,689)
Initial recognition of operating lease liability	6,933,928	4,761,489
Class B Common Stock warrants issued in satisfaction of services rendered	—	291,201
Issuance of Common Stock in a business combination	1,221,090	—

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Note 1 – Description of business

Volta Inc. is a holding company for its wholly-owned subsidiaries, Volta Industries, Inc. (“Legacy Volta”), Volta Charging, LLC, Volta Charging Services, LLC (inactive), and Volta Media, LLC (inactive) (collectively, the “Company” or “Volta”). The Company was incorporated in Delaware on December 15, 2014 and is headquartered in San Francisco, California. The Company operates a network of smart media-enabled charging stations for electric vehicles across the United States (“U.S.”). In addition, the Company utilizes the network to decarbonize the transportation sector and accelerate electric vehicle adoption by providing sponsored or pay-to-use charging to drivers. Revenue is derived primarily by selling paid content on the media-enabled charging station network and selling, installing and maintaining charging stations.

On February 7, 2021, the Company entered into a Business Combination Agreement with Tortoise Acquisition Corp. II (“TortoiseCorp II”), a special purpose acquisition company (the “Business Combination”). Immediately following the Closing of the proposed transaction, the post-combination company intends to change its name to Volta Inc. and expects to trade on the New York Stock Exchange ("NYSE") under the ticker symbol “VLTA”, pending NYSE approval. The Company and any of its subsidiaries will be the surviving company listed on the NYSE.

On March 25, 2021, the Company formed a new wholly-owned subsidiary, Volta Canada Inc.

On April 13, 2021, the Company formed two new, wholly-owned subsidiaries, Volta Charging Germany GmbH and Volta France SARL.

In April 2021, the Company entered into and executed an acquisition agreement with 2Predict, Inc., pursuant to which the seller agreed to sell certain assets to the Company. The assets purchased consist primarily of intellectual property. The purchase price consisted of: (i) cash consideration of $0.2 million, and (ii) equity consideration of 150,134 shares of Class B Common Stock (see Note 4 - Acquisitions).

Substantially all of the Company’s operations and assets are located in the U.S., and all of its revenues are attributable to customers located in the U.S.

Note 2 - Summary of significant accounting policies

Basis of presentation and consolidation

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and include the accounts and operations of Volta Inc. and its wholly-owned subsidiaries. Volta Charging, LLC is the primary operating subsidiary of the Company. All intercompany accounts and transactions have been eliminated upon consolidation.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant items subject to management’s estimates and assumptions include, but are not limited to, assumptions underlying the determination of the stand-alone selling prices for performance obligations within revenue arrangements, allowance for doubtful accounts, inventory valuation, stock-based compensation, tax valuation allowance, valuation and recognition of warrants, incremental borrowing rate for right-of-use (“ROU”) assets and lease liabilities, lease term, the valuation and useful lives of property and equipment, goodwill and intangibles, and the valuation of assets acquired and liabilities assumed for business combinations. The Company believes that the estimates and judgments upon which it relies are reasonable based upon information available to the Company at the time that these estimates and judgments are made. The Company periodically evaluates such estimates and adjusts prospectively based upon such periodic evaluation. Actual results could differ materially from those estimates using different assumptions or under different conditions.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications have no effect on previously reported results of operations or loss per share.

Cash, cash equivalents, and restricted cash

Cash and cash equivalents include on-demand deposits with banks and a mutual fund, respectively, for which cost approximates the fair value. Restricted cash as of June 30, 2021 includes $0.1 million held in escrow related to payments to contractors.

Accounts receivable and allowance for doubtful accounts

Unbilled receivables result from amounts recognized as revenues but not yet invoiced as of the consolidated balance sheet date. As of June 30, 2021 and December 31, 2020, the company had $0.8 million and $0.8 million, respectively, in unbilled receivables related to network development revenue, which are included in the accounts receivable balance.

Concentration of risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. The Company’s cash is held on deposit with high-credit quality financial institutions. Such deposits may at times exceed federally insured limits. The Company has not experienced losses in such amounts or accounts.

As of June 30, 2021, three customers accounted for 25.4%, 17.9% and 10.7% of the Company’s accounts receivable balance, respectively. As of December 31, 2020, one customer accounted for 59.5% of the Company’s accounts receivable balance. For the three months ended June 30, 2021, three customers accounted for 24.0%, 23.2% and 10.4% of the Company’s revenue, respectively. For the six months ended June 30, 2021, four customers accounted for 21.5%, 14.3%, 12.0% and 11.4% of the Company’s revenue, respectively. For the three months ended June 30, 2020, two customers accounted for 53.7% and 10.3% of the Company’s revenue, respectively. For the six months ended June 30, 2020, three customers accounted for 44.5%, 12.6% and 11.2% of the Company’s revenue, respectively. Revenue generated by these customers arises from a portfolio of contracts with multiple, separate, legal entities. The Company mitigates concentration risk as all contracts are executed with these separate, legal entities.

As of June 30, 2021, one supplier accounted for 14.5% of the Company’s accounts payable balance and orders. As of December 31, 2020, one supplier accounted for 21.1% of the Company’s accounts payable balance and orders. The Company mitigates concentration risk by maintaining contracts and agreements with alternative suppliers and is actively expanding its supplier network.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. The cost of maintenance and repairs is expensed as incurred, and expenditures that extend the useful lives of assets are capitalized. Property and equipment are depreciated and amortized using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term, ranging from two to five years.

Asset	Useful Lives (In Years)
Charging stations and digital media screens	5-10
Capitalized research and development equipment	5
Computers and equipment	3-5
Furniture	5
Leasehold improvements	2-5
Internal-use software	0.5

Construction in progress includes all costs capitalized related to projects, primarily related to in-process engineering activities and installation of assets that have yet to be placed in service. When assets are retired or otherwise disposed of, the cost and accumulated depreciation or amortization are removed from the consolidated balance sheets, and any resulting gain or loss is reflected in the consolidated statements of operations and comprehensive loss in the period realized.

Impairment of long-lived assets and intangibles

Intangible assets with finite lives are amortized over their useful lives and reported net of accumulated amortization. The Company evaluates its long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is assessed by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Although the Company has accumulated losses, the Company believes that the future cash flows will be sufficient to exceed the carrying value of the Company’s long-lived and intangible assets. As of June 30, 2021 and December 31, 2020, the Company determined that no events or changes in circumstances existed that would otherwise indicate any impairment of its long-lived or intangible assets.

Goodwill

Goodwill is evaluated for impairment at the end of each fiscal year or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting units is less than its carrying amount. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then the goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, an impairment loss is recognized in an amount equal to the difference. The goodwill balance as of June 30, 2021 includes the amount recognized as a result of the acquisition of 2Predict, Inc. (see Note 4 - Acquisitions). There was no impairment of goodwill for the three months ended June 30, 2021.

Leases

The Company determines if an arrangement contains a lease at inception. The Company recognizes an ROU asset and a lease liability at the lease commencement date for operating leases with terms greater than 12 months. ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. The initial measurement of ROU assets is comprised of the initial amount of the lease liability, adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred, less any lease incentives received. ROU assets are subsequently measured throughout the lease term at the carrying amount of the lease liability, plus any initial direct costs, plus (less) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate as the Company generally cannot determine the implicit rate because it does not have access to the lessor’s residual value or the amount of the lessor’s deferred initial costs. The incremental borrowing rate is the interest rate the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms.

Lease terms include the noncancellable period of the lease plus any additional periods covered by either an option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

Variable lease payments associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occurs. Variable lease payments are recognized in other operating (income) expenses in the consolidated statement of operations and comprehensive loss.

The Company identifies separate lease and non-lease components within the contract. Non-lease components primarily include payments for electricity reimbursements made to the landlord. The Company has elected the practical expedient to combine lease and non-lease payments and account for them together as a single lease component, which increases the amount of the Company’s ROU assets and lease liabilities.

In April 2020, the FASB provided for an optional practical expedient that simplifies how a lessee accounts for rent concessions that are a direct consequence of the COVID-19 pandemic. The practical expedient provides that, for eligible leases, the lessee may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract. Instead, lessees may account for COVID-19 related rent concessions either (i) as if they were part of the enforceable rights and obligations of the parties under the existing lease contract or (ii) as a lease modification. Eligible leases are those for which the concession is COVID-19 related and the changes to the lease do not result in a substantial increase to the rights of the lessor or the obligations of the lessee. The Company has elected to apply the practical expedient for all eligible lease modifications, resulting in the rent concession being recorded as a negative variable lease cost and recognized in the consolidated statement of operations and comprehensive loss in that period.

Equity issuance costs

For the six months ended June 30, 2020, the Company raised $9.5 million through sales of Series D Preferred Stock resulting in $0.3 million of equity issuance costs, paid as Class B Common Stock warrants. As of June 30, 2021, the Company had raised $128.1 million through sales of Series D and D-1 Preferred Stock, resulting in $4.5 million of equity issuance costs, of which $3.8 million was paid in cash and $0.7 million was paid as Class B Common Stock warrants (see Note 9 – Warrants). Equity issuance costs are included in Preferred Stock on the consolidated balance sheets.

Deferred transaction costs

As of June 30, 2021 and December 31, 2020, respectively, deferred transaction costs of approximately $8.1 million and $30.1 thousand were capitalized in prepaid expenses and other current assets in the consolidated balance sheets for the Business Combination with Tortoise Acquisition Corp. II (see Note 1 – Description of business). There were no deferred transaction costs included in accrued expenses and other current liabilities in the consolidated balance sheets as of June 30, 2021 and December 31, 2020. Upon the completion of the Business Combination, all deferred transaction costs were offset against the proceeds from the Business Combination.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Stock warrants

The Company’s Common Stock warrants are freestanding warrants that were issued in connection with certain debt and equity financing transactions. The warrants are classified as equity instruments at the grant date fair value calculated using the OPM Back solve approach and are not subject to revaluation at the balance sheet date.

Revenue recognition

ASC 606

Revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services by following a five-step process, (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price, and (v) recognize revenue when or as the Company satisfies a performance obligation.

The Company generally considers a sales contract and/or agreement with an approved purchase order as a customer contract provided that collection is considered probable, which is assessed based on the creditworthiness of the customer. The Company combines contracts with a customer if contracts are entered into at or near the same time with the same customer and are negotiated with a single commercial substance or contain price dependencies. As it enters contracts with customers, the Company evaluates distinct goods and services promised in the contract to identify the appropriate performance obligations. The performance obligations include advertising services, charging stations, which include Level 2 (“L2”) or Direct Current Fast Charging (“DCFC”) stations, installation services, operation and maintenance services, installed infrastructure, regulatory credits and Software-as-a-Service (“SaaS”). The Company generally contracts with customers at fixed amounts and has not experienced significant returns or price concessions and discounts. To the extent the Company is entitled to variable consideration on the sale of goods or services, it will estimate the amount it expects to collect as part of the transaction price provided it is probable that a significant reversal of revenue will not occur when the uncertainty related to variable consideration is resolved.

When a contract contains multiple performance obligations, the Company allocates the transaction price to each performance obligation using the relative standalone selling price (“SSP”) method. The determination of SSP is judgmental and is based on the price the Company would charge for the same good or service if it were sold separately in a standalone sale to similar customers in similar circumstances. As the charging stations, installation and operation and maintenance services are never sold separately, the Company utilizes an expected cost plus a margin approach to determine the SSP of each of the separate performance obligations. Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for promised goods or services.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Disaggregation of revenue

The Company’s operations represent a single operating segment based on how the Company and its Chief Operating Decision Maker (“CODM”) manages its business. The Company disaggregates revenue by major category in the table below based on what it believes are the primary economic factors may impact the nature, amount, timing, and uncertainty of revenue and cash flows from these customer contracts.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Behavior and Commerce	$6,484,155	$834,931	$10,013,800	$1,967,615
Network Development	340,370	1,301,674	1,341,111	3,607,138
Charging Network Operations	642	241,530	642	705,719
Network Intelligence	117,000	—	327,000	—
Total revenues	$6,942,167	$2,378,135	$11,682,553	$6,280,472

Behavior and Commerce

Behavior and Commerce revenue is generated by displaying paid media content on the Company’s network of media-enabled charging stations. National and regional businesses pay for content either directly or through their relationships with advertising agencies, based on the number of impressions delivered over the contract term, which is typically less than one year. Behavior and Commerce revenue is recognized ratably over time as the impressions are displayed on media-enabled charging stations over the contract term. The Company typically bills customers in advance on a monthly basis, and payments are typically due within one month after content delivery. Behavior and Commerce revenue is recorded in service revenue in the consolidated statements of operations and comprehensive loss.

Network Development

Network Development revenue consists of revenue generated through installation services, operation and maintenance services offered over the contract term (generally a 10-year term), installed infrastructure for utility companies and charging station products. Revenue from installation services is recognized over time using an input method based on costs incurred to measure progress toward complete satisfaction of the performance obligation. Revenue from operation and maintenance services is recognized ratably over the term of the arrangement as the services are performed. Revenue from the sale of installed infrastructure is recognized at a point in time when control of the installed infrastructure is transferred to the customer. Revenue from charging stations is recognized at the point in time when control of the charging station is transferred to the customer, which is typically when the charging station is delivered at the designated customer site.

If the arrangement contains a lease, it is accounted for in accordance with ASC 842, Leases. In some arrangements, the Company has executed a sale and leaseback of the digital media screens (sale leaseback) and has also acquired the right to control the use of the location to advertise over a set term (location lease) (see Note 8 – Debt facilities). During the construction phase, the Company does not control the underlying asset on the customer’s property. As the leaseback qualifies as a financing arrangement, the Company will not record a sale for accounting purposes of the digital media screen and will depreciate that asset over its useful life. For contractual payments that do not exceed the fair value of the location lease obligation, the Company records a lease liability and an associated right-of-use asset based on the discounted lease payments. In some instances, the Company may receive a lease incentive from the lessor which is recorded as a reduction to the right-of-use asset.

The determination of the transaction price for Network Development revenue may require judgment and can affect the amount and timing of revenue. The transaction price is based on the consideration that the Company expects to be entitled to for providing the Network Development products and services on a standalone basis. Almost all of the transaction price is based on fixed cash consideration received from customers. The transaction price is allocated between lease and non-lease components based on a relative-selling price basis. However, in arrangements where the Company pays consideration to a customer for a distinct good or service, the consideration payable to a customer is limited to the fair value of the distinct good or service received by the customer. If the contractual payments for the location lease of this arrangement are in excess of fair value, then the Company will estimate the excess contractual payments over fair value and record that amount as a reduction to the transaction price in the arrangement. The reduction to transaction price for consideration payable to a customer is recognized at the later of when the Company pays or promises to pay the consideration or when the Company recognizes the related revenue for the transferred products and services. The Company reduced the transaction price and recognized consideration payable to a customer of $10.6 thousand and $15.6 thousand for the three months ended June 30, 2021 and 2020, respectively, and $0.2 million and $54.6 thousand for the six months ended June 30, 2021 and 2020, respectively.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The Company typically bills the customer upon contract inception for charging stations and installation services and bills the customer on a quarterly basis for operation and maintenance services. Payments are typically due within one month after billing. Revenue generated through installation services, operation and maintenance services and installed infrastructure is recorded in service revenue in the consolidated statements of operations and comprehensive loss. Revenue generated through charging station products is recorded in product revenue in the consolidated statements of operations and comprehensive loss.

Charging Network Operations

Charging Network Operations revenue correlates to usage of stations, and are currently, primarily generated by selling regulatory credits or Low Carbon Fuel Standard credits to other regulated entities. The Company recognizes revenue from regulatory credits at the point in time when the regulatory credits are sold to the customer. Costs associated Charging Network Operations is comprised of a minor amount of personnel-related costs which is presented in selling, general and administrative in the consolidated statements of operations and comprehensive loss. Charging Network Operations revenue is recorded in other revenue in the consolidated statements of operations and comprehensive loss.

Network Intelligence

Network Intelligence revenue is generated through the delivery of SaaS to the customer. The Company recognizes Network Intelligence revenue ratably over the contract term on a time-elapsed basis as the SaaS is performed. Network Intelligence revenue is recorded in other revenue in the consolidated statements of operations and comprehensive loss. A majority of costs associated with Network Intelligence revenue qualify as internal use software and are capitalized and recorded within property and equipment, net on the consolidated balance sheets.

Practical expedient and policy elected

The Company utilized the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component if the Company generally expects, at contract inception, that the period between when the Company transfers control of the promised good or service and when the Company receives payment from the customer is within one year or less. At contract inception, the Company expects to complete installation and transfer control of media-enabled charging stations to customers and receive payment within one year of contract execution. The Company generally expects to fulfill media campaigns and receive payment for advertising sales within one year.

The Company has elected to present revenue net of sales taxes remitted to government authorities.

Remaining performance obligations

Transaction price allocated to the remaining performance obligation represents contracted revenue that has not yet been recognized, which includes deferred revenue and unbilled amounts that is expected to be recognized as revenue in future periods and excludes the performance obligations that are subject to cancellation terms. The remaining performance obligations related to advertising services, the sale of media-enabled charging stations, installation services and SaaS are expected to be recognized as revenue within the next twelve months and are recorded within deferred revenue on the consolidated balance sheets. The unbilled amount was $0.8 million as of June 30, 2021, and December 31, 2020, respectively. The total remaining performance obligations, excluding advertising services contracts that have a duration of one year or less, was $22.8 million and $24.4 million as of June 30, 2021 and December 31, 2020, respectively. As of June 30, 2021, the Company expects to recognize approximately 37.4% of its remaining performance obligations as revenues in the next twelve months, and the remainder thereafter.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Deferred revenue

Deferred revenue primarily consists of billings or payments received from customers in advance of revenue recognized for the sale of media-enabled charging stations, installation and operation and maintenance services and is recognized as revenue upon transfer control or as services are performed. The Company generally invoices customers in advance or in milestone-based installments. Revenue recognized for the three months ended June 30, 2021 and 2020 that was included in the deferred revenue balance as of March 31, 2021 and 2020 was $0.2 million and $1.1 million, respectively. Revenue recognized for the six months ended June 30, 2021 and 2020 that was included in the deferred revenue balance as of December 31, 2020 and 2019 was $1.0 million and $2.1 million, respectively. As of June 30, 2021, deferred revenue related to such customer payments amounted to $7.3 million, of which $7.2 million is expected to be recognized during the succeeding twelve-month period and is therefore presented as current.

Costs to obtain a contract with a customer

The Company elected to apply the practical expedient available under ASC 340-40, Other Assets and Deferred Costs - Contracts with Customers, to not capitalize incremental costs of obtaining a contract, such as sales commissions, if the amortization period is less than one year. Commissions paid for certain sales of advertising are expensed as incurred because the amortization period would have been one year or less as the majority of media campaigns are scheduled to run less than one year.

Sales commissions are also paid for obtaining a network development contract with a site host that purchases media-enabled charging stations and related services. As the typical contract term for these agreements exceeds one year, the Company does not apply this practical expedient. Sales commissions that are considered incremental and recoverable costs of obtaining a contract with a customer are capitalized and included in prepaid expenses and other current assets and other non-current assets on the consolidated balance sheets. The deferred costs are then amortized over the period of benefit consistent with the transfer of the goods and services to the customer to which the asset relates and is included in selling, general and administrative in the consolidated statements of operations and comprehensive loss.

The ending balances of assets recognized from costs of obtaining a contract with a customer were $44.6 thousand and $0.1 million included in prepaid expenses and other current assets as of June 30, 2021 and December 31, 2020, respectively, and $0.3 million included in other non-current assets as of June 30, 2021 and December 31, 2020. Amortization expense related to assets recognized from costs to obtain a contract with a customer was $11.2 thousand and $45.0 thousand for the three months ended June 30, 2021 and 2020, respectively and $0.1 million for the six months ended June 30, 2021 and 2020, respectively. The Company did not recognize any contract cost impairment losses for the three and six months ended June 30, 2021 and 2020.

Cost of revenues (excluding depreciation and amortization)

Costs of services

Costs of services consist of costs attributable to the Network Development revenues and Behavior and Commerce revenue. Costs associated with Network Development consist of costs associated with providing installation, operations and maintenance services, including personnel-related costs associated with delivering services, such as salaries and benefits, and costs to install infrastructure for utility companies. Costs associated with Behavior and Commerce revenue consists of costs associated with providing advertising services, including related rental payments on location leases for the advertising displays, for charging sites, station electricity, and labor costs directly related to service revenue-generating activities.

Cost of products

Cost of products consists primarily of hardware cost and shipping cost. Hardware cost primarily relates to L2 and DCFC stations which includes the cost of station chassis, the electric vehicle chargers, routers, and computers.

Advertising expenses

The Company expenses advertising expenses as they are incurred. Advertising expenses for the three months ended June 30, 2021 and 2020, were $0.1 million and $46.0 thousand, respectively, and for the six months ended June 30, 2021 and 2020, were $0.2 million and $0.2 million, respectively, and are included in selling, general and administrative in the consolidated statements of operations and comprehensive loss. The Company does not capitalize any advertising expenses.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

COVID-19 impact

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The COVID-19 pandemic will continue to have a negative impact on the operations and customers of the Company. The impact on the business and the results of operations included decreased customer demand for advertising space due to the decrease in foot traffic at the site hosts as consumers were subject to shelter-in-place orders around the United States, as well as the temporary halting of construction activities of the media-enabled charging stations. In addition, the ability of the employees and the suppliers’ and customers’ employees to work may be impacted by individuals contracting or being exposed to COVID-19, which may significantly hamper the operations. Despite the adverse impacts, there are no indications that the COVID-19 pandemic has resulted in a material decline in the carrying value of any assets, or a material change in the estimate of any contingent amounts recorded in the consolidated balance sheet as of June 30, 2021. However, there is uncertainty as to the duration and overall impact of the COVID-19 pandemic. The consolidated financial statements reflect estimates and assumptions made by management as of June 30, 2021 and management continues to monitor the potential impact. Events and changes in circumstances arising after June 30, 2021, including those resulting from the impacts of the COVID-19 pandemic, will be reflected in management’s estimates for future periods. The Company applied for a loan under the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief and Economic Security Act of 2020 (“CARES Act”). In April 2020, the Company received loan proceeds of $3.2 million under the SBA PPP of the CARES Act (see Note 8 – Debt facilities).

Recent accounting pronouncements

Recently adopted accounting pronouncements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes by, among other things, eliminating certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for public business entities for fiscal years beginning after December 15, 2020, with early adoption permitted. Upon adoption, the Company must apply certain aspects of this standard retrospectively for all periods presented while other aspects are applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company adopted the new standard on January 1, 2021. The adoption of this new standard did not have a significant effect on the consolidated financial statements.

Recently issued accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU was subsequently amended by ASU No. 2018-19, ASU No. 2019-05 and ASU No. 2019-10. The guidance amended reporting requirements for credit losses for assets held at amortized cost basis and available-for-sale debt securities. For available-for-sale debt securities, credit losses will be presented as an allowance rather than as a write-down. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. ASU No. 2016-13, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates for fiscal years beginning after December 15, 2022, and for interim periods within those fiscal years. If the Company were to lose EGC status in 2021, the standard would be effective for the fiscal year beginning after December 15, 2021. The Company has not yet determined the potential effects of this ASU on its consolidated financial statements.

Note 3 - Liquidity

The Company’s financial statements are prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has financed its operations to date primarily through private placements of its equity securities and loan agreements. Since its inception, the Company has incurred negative cash flows from operations and investing activities as it is expending significant resources in expanding its activities. This has resulted in losses from operations, which are expected to continue for the foreseeable future years, and an accumulated deficit. The Company may require additional financing to fund operations to meet its business plan.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

For the six months ended June 30, 2021, the Company incurred a net loss of $85.9 million and had negative cash flows from operating activities of $35.2 million. As of June 30, 2021, the Company had an accumulated deficit of $240.9 million and cash of $24.0 million.

In the second quarter of 2020, the Company’s revenues declined due to COVID-19. Customer demand for advertising space declined due to the decrease in foot traffic at the Company’s site hosts as consumers were subject to shelter-in-place orders around the United States. Productivity and capital expenditures decreased as construction activities of the media-enabled charging stations were temporarily halted due to the shelter-in-place orders.

In response, management implemented several plans to mitigate the impact of COVID-19 on the Company’s financial performance, including operating cost containment measures, payroll reductions, realignment of its commissions structure, reduced capital expenditures, re-prioritization of high-value and essential sites, and raising capital through debt and equity transactions. Most of the Company’s media-enabled charging stations are located in close proximity to essential businesses, positioning the Company for recovery as shelter-in-place orders lift and consumers gradually return to in-person shopping. There are inherent uncertainties associated with predicting consumer behavior, particularly after the effects of COVID-19. Trends may or may not improve based on mitigating plans implemented by management.

In April 2020, the Company received loan proceeds of $3.2 million under the PPP of the CARES Act as administered by the U.S. SBA (see Note 8 – Debt facilities).

Until the Company is cash-flow positive, the Company will need to continue to raise funds through the issuance of private equity securities or additional borrowings. The Company raised $128.1 million through sales of Series D and D-1 Preferred Stock, where $9.5 million was received as of June 30, 2020 and $118.6 million was received as of June 30, 2021. In addition, the Company entered into a Business Combination Agreement with Tortoise Acquisition Corp. II. on February 7, 2021 (see Note 1 – Description of business).

Management has considered conditions and events which provide substantial doubt about the Company’s ability to continue as a going concern (i.e., the COVID-19 pandemic and the Closing of the Business Combination Agreement) over the 12 months following the issuance of the consolidated financial statements. No assurances can be provided that additional funding will be available at terms acceptable to the Company, if at all. If the Company is unable to raise additional capital the Company may significantly curtail its operations, modify existing strategic plans and/or dispose of certain operations or assets.

Note 4 - Acquisitions

On April 21, 2021, the Company completed its acquisition of 2Predict, Inc. (“2Predict”), a Delaware corporation, from Praveen Mandal, the Company’s Chief Technology Officer. 2Predict uses artificial intelligence (“AI”) techniques to run next-level analytics on large data sets. 2Predict’s data scientists provide advanced machine learning solutions and will continue to assist in developing Volta’s technology. The purchase price was $1.4 million, comprising $0.2 million cash and 150,134 issued shares of Class B Common Stock valued at $8.13 per share, or $1.2 million, paid on the acquisition date.

The acquisition of 2Predict was accounted for as a business combination according to ASC 805-10, Business Combinations. This method requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The Company recorded net assets acquired of $1.4 million, including definite-lived intangible assets of $1.2 million and goodwill of $0.2 million. Definite-lived intangible assets primarily consist of intellectual property of 2Predict, for which the weighted-average useful life is 1.5 years. Goodwill is primarily attributed to the future economic benefits arising from assets acquired that could not be individually identified and separately recognized, such as assembled workforce.

The results of operations of 2Predict are included in the accompanying consolidated statements of operations from the date of acquisition. The pro forma financial information is not material to the Company’s consolidated financial statements.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Note 5 - Fair value measurements

The Company uses a three-tier fair value hierarchy to prioritize the inputs used in the fair value measurements. All of the Company’s cash and cash equivalents are classified within Level 1 as they are valued using quoted market prices or alternative pricing sources. The senior secured term loan and the PPP Loan are classified within Level 2 as they are valued using market-based risk measurements that are indirectly observable, such as credit risk. Preferred Stock warrant liabilities are classified within Level 3 and measured by the OPM Back solve approach under the market method.

The Company’s financial instruments for which the Company discloses fair value are as follows:

	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
December 31, 2020
Liabilities
PPP Loan	$3,193,300	$3,193,300	$—	$3,193,300	$—
Senior secured term loan	47,826,670	50,960,000	—	50,960,000	—
Preferred Stock warrant liability	698,451	698,451	—	—	698,451
Total	$51,718,421	$54,851,751	$—	$54,153,300	$698,451

June 30, 2021
Liabilities
PPP Loan	$3,193,300	$3,193,300	$—	$3,193,300	$—
Senior secured term loan	49,000,000	50,470,000	—	50,470,000	—
Preferred Stock warrant liability	580,243	580,243	—	—	580,243
Total	$52,773,543	$54,243,543	$—	$53,663,300	$580,243

Level 2 valuation - senior secured term loan and PPP

The Company measures the fair value of the senior secured term loan using discounted cash flows and market-based expectations for credit risk and market risk. The carrying amount of the PPP Loan approximates fair value due to the expected short-term nature of the loan.

Level 3 valuation - Preferred Stock warrants

The Company measures the value of its Preferred Stock warrants on a recurring basis using the OPM Back solve approach. The OPM Back solve approach uses a Black-Scholes option pricing model to calculate the implied equity value of the Company. Once an overall equity value was determined, the aggregate amounts were allocated to the different classes of equity according to their rights and preferences. The inputs to the OPM Back solve approach include time to liquidation, a risk-free interest rate, an assumption for a discount for lack of marketability and an assumed volatility based on the volatility of similar publicly traded companies. In determining the fair value of the warrants, the methodologies used to estimate the enterprise value of the Company were performed using the approaches, and the assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“AICPA Accounting and Valuation Guide”).

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	June 30, 2021	December 31, 2020
Expected dividend yield	—%	—%
Risk-free interest rate	0.67%	0.53%
Expected volatility	66.10%	50.00%
Expected term (in years)	4.01	4.50

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The Preferred Stock warrants are recorded as a liability due to the Preferred Stock’s redemption provisions. Unrealized losses resulting from changes in the fair value measurement of Preferred Stock warrants each period are recorded to other expenses, net in the Company’s accompanying consolidated statements of operations and comprehensive loss. The changes in the fair value of the Preferred Stock warrants were as follows:

December 31, 2020	$698,451
Increase (decrease) in fair value of warrants	(118,208)
June 30, 2021	$580,243

December 31, 2019	$287,504
Increase (decrease) in fair value of warrants	(10,987)
June 30, 2020	$276,517

There were no transfers of financial instruments between levels of the hierarchy for the three months ended June 30, 2021 and 2020 and for the six months ended June 30, 2021 and 2020.

Note 6 – Property and equipment, net

Property and equipment, net, as of June 30, 2021 and December 31, 2020, consist of the following:

	June 30, 2021	December 31, 2020
Charging stations and digital media screens	$59,400,646	$43,717,259
Construction in progress	16,854,168	14,665,803
Capitalized research and development equipment	1,833,627	973,703
Leasehold improvements	750,901	552,005
Computer equipment and internal-use software	1,393,172	974,216
Other fixed assets	327,541	336,234
Capitalized software	14,096	—
Total property and equipment	80,574,151	61,219,220
Less accumulated depreciation and amortization	(19,386,015)	(14,761,530)
Property and equipment, net	$61,188,136	$46,457,690

Construction in progress is primarily comprised of the charging stations that are in the process of being installed. Depreciation and amortization expenses were $2.5 million and $1.6 million for the three months ended June 30, 2021 and 2020, respectively and $4.7 million and $3.0 million for the six months ended June 30, 2021 and 2020, respectively.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Note 7 – Accrued expenses and other current liabilities

Accrued expenses and other current liabilities as of June 30, 2021 and December 31, 2020 consist of the following:

	June 30, 2021	December 31, 2020
Accrued billings on contracts	$671,521	$—
Charging station expenses	5,311,727	4,811,852
Lease incentive liability	3,641,842	4,038,322
Employee related expenses	2,682,634	3,712,880
Financing transaction costs	—	3,459,719
Other	725,613	2,274,252
Deposit liability	850,000	2,508,701
Accrued interest	35,119	1,426,156
Total accrued expenses and other liabilities	$13,918,456	$22,231,882

Charging station expenses consist primarily of accrued installation costs and rent expenses. Accrued employee expenses consist of accrued bonuses and commissions. Financing transaction costs are in connection to the issuances of Series D Preferred Stock for the year ended December 31, 2020.

Note 8 – Debt facilities

The Company’s outstanding debt instruments as of June 30, 2021 and December 31, 2020 are as follows:

	June 30, 2021	December 31, 2020
Term loan	$49,000,000	$49,000,000
PPP small business loan	3,193,300	3,193,300
Total outstanding principal amount	52,193,300	52,193,300
Less unamortized debt issuance fees	1,006,148	1,173,330
Less current maturities	19,526,633	10,323,138
Total long-term debt	$31,660,519	$40,696,832

Term loan

On June 19, 2019, the Company entered into a term loan agreement that provides for senior secured term loan facilities of up to $44.0 million, and on November 25, 2020, the maximum borrowings were increased to $49.0 million. $40.0 million of the principal amount was outstanding as of June 30, 2020. The Company drew on the remaining amount of the commitment of $9.0 million as of December 31, 2020. The term loan bears interest on the total outstanding balance at 12% per annum and is secured by certain qualifying assets of the Company. Principal payments are due in equal monthly installments beginning on July 1, 2021, and the term loan matures on June 19, 2024. These provisions expire on the earlier of loan termination, when the facility is fully drawn on, or two years after the closing date. As of June 30, 2021 and December 31, 2020, $49.0 million of the principal was outstanding, and there was a debt discount of $1.0 million and $1.2 million, related to debt issuance costs, respectively. As of June 30, 2021 and December 31, 2020, accrued interest was $35.1 thousand and $1.4 million, respectively.

As of June 30, 2021, the lenders agreed to waive their right to call the debt as a result of violations of certain covenants.

PPP Loan

In April 2020 the Company applied for and received a small business loan of $3.2 million through the PPP. The loan principal and accrued interest are forgivable so long as the borrower maintains its payroll levels and uses the loan proceeds for eligible purposes during the covered period following disbursement, such as payroll, benefits, rent and utilities. Subject to certain qualifications and exclusions, the amount of loan forgiveness is reduced if the borrower terminates employees or reduces salaries during the covered period. Any portion of the loan that is not forgiven will carry interest at the stated rate of 1% per annum, and equal installment payments would be due monthly. Although the Company expects to receive full forgiveness for the loan as the entire amount was used for eligible expenses under the program, the Company plans to repay the PPP Loan.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Term loan and PPP Loan payments by period as of June 30, 2021 are as follows:

Fiscal Year
Remainder of 2021	$9,244,903
2022	18,448,397
2023	16,333,333
2024	8,166,667
2025	—
$52,193,300

Convertible notes

During the six months ended June 30, 2020, the Company issued convertible notes with a total original principal amount of $9.5 million to investors. Subsequent to June 30, 2020 through December 31, 2020, the Company issued convertible notes with a total original principal amount of $20.7 million. The convertible notes accrued interest at a rate of 8% per annum and had an original maturity date of September 2021.

As of December 31, 2020, all outstanding principal amounts and accrued but unpaid interest were automatically converted into shares of Series D-1 Preferred Stock upon the closing of the Company’s sale of the Series D Preferred Stock. The Company issued to the holders of the convertible notes a number of shares of Series D-1 Preferred Stock calculated by dividing the outstanding principal amount and accrued but unpaid interest by the conversion price of $3.77 per share, calculated at a 26% discount to the fair value of the Series D Preferred Stock (see Note 10 – Redeemable convertible preferred stock for the amount and description of Series D-1 Preferred Stock issued upon conversion of the convertible notes).

Financing obligations

For one customer, the Company has entered into multiple contracts to sell media-enabled charging stations and also leaseback the digital media screens for a period of up to 10 years. The leaseback of the digital media screen is in excess of its useful life of 5 years. Therefore, the consideration received equal to relative standalone selling price for the digital media screens has been recorded as a financing transaction. This financing arrangement has been amortized over its 5 year term at the Company’s incremental borrowing rate at the time of the transaction. As of June 30, 2021 and December 31, 2020, the current portions of the financing obligation were $0.8 million and $0.7 million which were included within accrued expenses and other current liabilities. Non-current portions as of June 30, 2021 and December 31, 2020 were $3.5 million and $3.8 million, respectively, which were included within other non-current liabilities on the consolidated balance sheets. The Company’s incremental borrowing rate for each of these transactions has ranged between 10.3%-16.7%.

As of June 30, 2021 future payments under financing obligations were as follows:

Fiscal Year
Remainder of 2021	$573,803
2022	1,326,390
2023	1,330,651
2024	1,165,122
2025	751,928
Thereafter	294,072
Total future payments	5,441,966
Less amount representing interest	1,170,831
Total financing obligations	$4,271,135

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Note 9 – Warrants

Common Stock warrants

In connection with Series D issuance, the Company issued equity classified warrants to purchase 381,679 shares of Class B Common Stock at an exercise price of $1.31, to the existing investors, during the six months ended June 30, 2020. The Company valued the warrants at $0.76 per share upon issuance for a total amount of $0.3 million. As the warrants were issued in connection with the issuance of Preferred Stock, the Preferred Stock had equal and offsetting equity issuance costs of $0.3 million recorded in the consolidated balance sheet as of June 30, 2020.

During the six months ended June 30, 2021, 150,000 shares of Class B Common Stock Warrants were exercised at an exercise price of $0.01 per share for a total amount of $1.5 thousand.

As of June 30, 2021, all Preferred Stock warrants and 7,889,254 Common Stock warrants remain outstanding. As of December 31, 2020, all Preferred Stock warrants and all Common Stock warrants remained outstanding.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Note 10 – Redeemable convertible preferred stock

A summary of the authorized and issued and outstanding redeemable convertible preferred stock (collectively, the “Preferred Stock”) as of June 30, 2021 and December 31, 2020, consist of the following:

Preferred Stock	Authorized Shares	Issued and Outstanding Shares	Original Issuance, Net	Carrying Value	Liquidation Preference
December 31, 2020
Series A	7,363,856	7,363,856	$8,823,381	$8,823,381	$8,831,988
Series B	11,247,313	11,090,568	15,137,773	15,137,773	15,489,087
Series C	18,581,768	18,581,768	30,892,828	30,892,828	31,167,199
Series C-1	665,428	665,428	1,004,530	1,116,142	1,004,530
Series C-2	7,675,798	7,675,798	19,638,170	19,638,170	19,999,998
Series D	17,748,512	9,374,786	64,661,690	64,661,690	69,194,358
Series D-1	8,283,574	8,283,574	31,254,753	42,329,063	31,254,753
	71,566,249	63,035,778	$171,413,125	$182,599,047	$176,941,913

June 30, 2021
Series A	7,363,856	7,363,856	$8,823,381	$8,823,381	$8,831,988
Series B	11,247,313	11,090,568	15,137,773	15,137,773	15,489,087
Series C	18,581,768	18,581,768	30,892,828	30,892,828	31,167,199
Series C-1	665,428	665,428	1,004,530	1,116,142	1,004,530
Series C-2	7,675,798	7,675,798	19,638,170	19,638,170	19,999,998
Series D	17,748,512	13,266,042	92,092,367	92,092,367	97,915,329
Series D-1	8,283,574	8,283,574	31,254,753	42,329,063	31,254,753
	71,566,249	66,927,034	$198,843,802	$210,029,724	$205,662,884

The Preferred Stock is presented outside of permanent equity in the consolidated financial statements due to the redemption provisions outside of the Company’s control in the event of a deemed liquidation, including a merger or consolidation in which the holders of Common Stock and Preferred Stock hold less than 50% of the post-merger entity. The redemption amount is not adjusted as a deemed liquidation and is not probable, therefore the Preferred Stock is not probable of becoming redeemable.

Conversion

Each share of Preferred Stock is convertible into fully paid and non-assessable Class A Common Stock, at the option of the holder, at any time. The conversion rate is determined by dividing the original issue price by the conversion price. Both the original issuance price and conversion price per share are $1.20, $1.40, $1.68, $1.51, $2.61, $7.38 and $3.77 for Series A, Series B, Series C, Series C-1, Series C-2, Series D and Series D-1, respectively. As of December 31, 2020, all 8,283,574 shares of Series D-1 were issued upon conversion of convertible notes at a 26% discount to the issuance price, resulting in an increase in carrying value of $11.1 million. The conversion ratio for all series of Preferred Stock is 1:1. The conversion price would be adjusted upon issuance of additional shares of Common Stock (including Common Stock deemed issued by the issuance of options or convertible securities) for consideration less than the applicable conversion price for each series of Preferred Stock, stock splits and combinations, distributions payable on the Common Stock in additional shares of Common Stock, other securities of the Company or other property, merger or reorganization in which the Common Stock is exchanged for securities, cash or other property.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The Company has the right to redeem up to a third of the originally issued shares of Series A Preferred Stock (including Common Stock resulting from the conversion thereof), at a redemption price equal to the Series A original issue price plus a premium of 75%, 150% or 225% thereon if the redemption occurs in the first year, two years or three years respectively of the issuance date. The redemption right terminates after the third anniversary of the issuance date. In the event of redemption of any shares of Series A Preferred Stock, the conversion rights of the shares designated for redemption will terminate on the last full day preceding the date fixed for redemption if the redemption price is fully paid on the redemption date.

Upon any conversion, no adjustment to the conversion price will be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Class A Common Stock delivered upon conversion.

All outstanding shares of Preferred Stock shall be mandatorily converted to shares of Class A Common Stock upon the following: (i) a closing of the sale of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, resulting in at least $275.0 million of proceeds (net of underwriting discounts and commissions), or (ii) at the date and time, or occurrence of an event, specified by vote or written consent of a majority of the then-outstanding Preferred Stock voting together.

Dividend rights

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall, on a pari passu basis, first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to that dividend per share of Preferred Stock as would equal the product of (i) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of a share of the applicable series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend; provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Voting rights

On any matter presented to the stockholders of the Company at any meeting of the stockholders, the holders of Preferred Stock are entitled to cast the number of votes equal to the number of shares of Preferred Stock held. Holders of Preferred Stock vote together as a single class with the holders of the Company’s Common Stock.

The holders of Series D and Series D-1 Preferred Stock voting as a separate class shall be entitled to elect one member of the Volta Board. The holders of Series C, Series C-1 and Series C-2 Preferred Stock voting as a separate class shall be entitled to elect one member of the Volta Board. The holders of Series B Preferred Stock voting as a separate class shall be entitled to elect one member of the Volta Board. The holders of Common Stock voting as a separate class shall be entitled to elect two members of the Volta Board.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, or a deemed liquidation event (a merger or consolidation in which the holders of Common Stock and Preferred Stock hold less than 50% of the post-merger entity or a sale of substantially all of the Company’s assets), the holders of Preferred Stock are entitled to receive assets of the Company in preference to any distribution to holders of Common Stock. Assets available for distribution to holders of Preferred Stock are made on a pari passu basis to all series of Preferred Stock. Payment to Preferred Stock holders shall be made according to this order of preference for an amount (liquidation amount) equal to the greater of (i) original issue price per share, plus any dividends declared but unpaid or (ii) an amount per share that would have been payable had all shares of each Preferred Stock series been converted into Common Stock immediately prior to any such event of liquidation. If upon any such event of liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution are insufficient, the holders of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the number of shares held.

Redemption

The holders of Preferred Stock have no voluntary rights to redeem shares. If a deemed liquidation event occurs and the Company does not effect a dissolution of the Company, the holders of the Preferred Stock have the right to require the Company to redeem the Preferred Stock at the same amount as the liquidation amount. Although the Preferred Stock is not mandatorily or currently redeemable, a deemed liquidation would constitute an event outside the Company’s control in which the Company would be obligated to redeem the Preferred Stock.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Note 11 - Stockholders’ deficit and stock-based compensation

As of June 30, 2021 and December 31, 2020, the shares of Common Stock authorized, issued and outstanding were as follows:

	Authorized Shares	Issued and Outstanding Shares
December 31, 2020
Class A Common Stock	86,000,000	9,485,479
Class B Common Stock	40,000,000	10,865,932
	126,000,000	20,351,411
June 30, 2021
Class A Common Stock	86,000,000	9,485,479
Class B Common Stock	40,000,000	17,692,588
	126,000,000	27,178,067

Holders of Class A Common Stock are entitled to one vote per share on any matter submitted to a vote of the stockholders of the Company; holders of Class B Common Stock have no voting rights. Holders of Common Stock are entitled to receive dividends whenever funds are legally available and when declared by the Volta Board, subject to the priority rights of holders of all series of Preferred Stock outstanding.

During the six months ended June 30, 2021, options to purchase 976,522 shares of Class B Common Stock were exercised for $1.1 million.

Shares reserved for issuance

The Company had reserved shares of Common Stock for future issuance as of June 30, 2021 and December 31, 2020 as follows:

	June 30, 2021	December 31, 2020
Conversion of Series A Preferred Stock	7,363,856	7,363,856
Conversion of Series B Preferred Stock	11,090,568	11,090,568
Conversion of Series C Preferred Stock	18,581,768	18,581,768
Conversion of Series C-1 Preferred Stock	665,428	665,428
Conversion of Series C-2 Preferred Stock	7,675,798	7,675,798
Conversion of Series D Preferred Stock	13,266,042	9,374,786
Conversion of Series D-1 Preferred Stock	8,283,574	8,283,574
Preferred Stock warrants	156,745	156,745
Common Stock warrants	8,219,254	8,369,254
Stock option plans:
Options and RSAs outstanding	9,759,451	5,197,616
Shares available for grant	697,370	11,785,727
Total	85,759,854	88,545,120

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

2014 Stock Plan

Under the 2014 Equity Incentive Plan (“Volta Option Plan”), employees, officers, directors, and consultants of the Company are able to participate in the Company’s future performance through awards of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock awards and stock appreciation rights at the discretion of management and the Volta Board.

Incentive and non-statutory stock options may be granted with exercise prices not less than 100% of the estimated fair value of the Common Stock on the date of grant, as determined by the Volta Board. Options granted to individuals owning over 10% of the total combined voting power of all classes of stock are exercisable up to five years from the date of grant.

The exercise price of any option granted to a 10% stockholder may not be less than 110% of the estimated fair value of the Common Stock on the date of grant, as determined by the Volta Board. Options granted under the Volta Option Plan expire no later than ten years from the date of grant. Options granted under the Volta Option Plan vest over periods determined by the Volta Board, generally over periods of four years. The Volta Option Plan terminates automatically ten years after the earlier of its adoption by the Volta Board or the approval of the Volta Option Plan by the stockholders.

Subject to Volta Board approval at the grant date, if an option includes an “early exercise” feature, then such option shall be exercisable at any time, but any unvested option shares shall be subject to the Company’s right to repurchase them at the original exercise price in the event that the optionee’s service terminates for any reason. If an option does not permit early exercise, then such an option shall not be exercisable with respect to unvested shares.

As of June 30, 2021, there were options and RSAs outstanding to purchase a total of 112,009 Class A shares of Common Stock and 9,491,886 of Class B shares of Common Stock under the Volta Option Plan. As of June 30, 2021, zero options for Class A Common Stock and 697,370 shares of Class B Common Stock were available for issuance under the Volta Option Plan. Option award activity for employees as of June 30, 2021, is as follows:

	Number of options outstanding	Weighted- average exercise price per share	Weighted- average remaining contractual life (years)	Aggregate intrinsic value
December 31, 2020	14,469,493	$0.93	8.2	$30,880,726
Options granted	4,186,892	3.35
Options exercised	(509,918)	1.70
Options forfeited	(102,408)	1.76
Options expired	—	—
March 31, 2021	18,044,059	$2.03	8.4	$108,589,869
Options granted	1,370,700	7.77
Options exercised	(316,604)	0.66
Options forfeited	(66,827)	2.41
Options expired	—	—
June 30, 2021	19,031,328	$2.88	8.3	$124,350,693
Options vested and exercisable as of December 31, 2020	1,947,361	$0.63	7.0	$4,734,286
Options vested and exercisable as of March 31, 2021	3,486,657	$1.39	7.9	$21,218,494
Options vested and exercisable as of June 30, 2021	3,422,783	$1.46	7.7	$23,970,041

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The aggregate intrinsic value of employee options exercised for the three months ended June 30, 2021 and 2020 was $2.5 million and zero, respectively. The aggregate intrinsic value of employee options exercised for the six months ended June 30, 2021 and 2020 was $5.8 million and $4.1 thousand, respectively. The intrinsic value is the difference between the estimated fair value of the Company’s Common Stock at the date of exercise and the exercise price for in-the-money options.

During the six months ended June 30, 2021, the Company granted 5,557,592 options to purchase shares of its Class B Common Stock at a weighted average exercise price of $4.44 per share, pursuant to the Volta Option Plan.

The weighted average grant date fair value of employee options granted for the three months ended June 30, 2021 and 2020 was $5.03 and $0.63 per share, respectively. The weighted-average grant-date fair value of employee options forfeited for the three months ended June 30, 2021 and 2020 was $2.77 and $0.45 per share, respectively. The weighted-average grant-date fair value of options that vested for the three months ended June 30, 2021 and 2020 was $1.17 and $0.63 per share, respectively. The total fair value of options vested for the three months ended June 30, 2021 and 2020 was $0.6 million and $0.3 million, respectively.

The weighted average grant date fair value of employee options granted for the six months ended June 30, 2021 and 2020 was $4.21 and $0.54 per share, respectively. The weighted-average grant-date fair value of employee options forfeited for the six months ended June 30, 2021 and 2020 was $2.02 and $0.91 per share, respectively. The weighted-average grant-date fair value of options that vested for the six months ended June 30, 2021 and 2020 was $1.85 and $0.62 per share, respectively. The total fair value of options vested for the six months ended June 30, 2021 and 2020 was $5.7 million and $0.8 million, respectively.

Stock-based compensation

Stock-based compensation is estimated using the Black-Scholes option pricing model on the date of grant. The fair value of all options is amortized on a ratable basis over the required service periods of the awards, which are generally the vesting periods.

The weighted-average assumptions that were used in calculating such values for the three months ended June 30, 2021 and 2020 and for the six months ended June 30, 2021 and 2020 were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Expected dividend yield	—%	—%	—%	—%
Risk-free interest rate	1.1%	0.4%	0.7%	1.2%
Expected volatility	66.1%	54.2%	59.7%	42.1%
Expected term (in years)	6.1	5.4	5.8	5.9

The Company has limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. Therefore, the expected term of options granted is based on the “simplified method” of expected life, described in U.S. Securities and Exchange Commission’s Staff Accounting Bulletin 107, whose acceptance was extended in Staff Accounting Bulletin 110.

The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

As the Company does not have a trading history for its Common Stock prior to the Business Combination (see Note 17 – Subsequent events), the expected stock price volatility for the Company’s Common Stock was estimated by taking the historic stock price volatility for industry peers based on their price observations over a period equivalent to the expected term of the stock option grants. The Company has no history or expectation of paying cash dividends on its Common Stock. As of June 30, 2021 and 2020, the Company had unrecognized employee stock-based compensation expense of $19.5 million and $2.4 million, respectively, related to unvested stock awards not yet recognized, which is expected to be recognized over an estimated weighted-average period of approximately 3.5 and 2.8 years, respectively.

Compensation expense

Compensation expense related to stock-based awards was recorded in selling, general and administrative in the consolidated statements of operations and comprehensive loss for $1.3 million and $0.3 million for the three months ended June 30, 2021 and 2020, respectively, and $46.8 million and $0.5 million for the six months ended June 30, 2021, respectively.

Partial recourse promissory notes

As of June 30, 2021 and December 31, 2020, the Company had $18.7 million and $10.4 million, respectively of promissory notes outstanding from employees, issued for 1,036,124 restricted stock purchases of Class A Common Stock, for both years, and the exercise of 11,147,195 shares of stock options exercisable for Class B Common Stock in both years. As of June 30, 2021 and December 31, 2020, the Company had $9.0 million and $0.7 million tax paid on employees’ behalf for the awards subject to 83(b) elections which were paid through payroll by the Company in note receivable - employee on the consolidated balance sheets. The promissory notes for the exercise of stock options represent the aggregate exercise price of the options and carry interest rates of 3.25% and 2.26%, respectively, and the principal and interest are due upon the earlier of: (i) the tenth anniversary of the note’s issuance, or (ii) the date of a change of control. The promissory notes for the restricted stock awards represent the aggregate purchase price of the awards and carry interest rates of 2.30% with interest due and payable annually and the principal due upon the earlier of: (i) the tenth anniversary of the note’s issuance, or (ii) the date of a change of control. The promissory notes issued for the taxes paid on behalf of employees relating to restricted stock awards granted during the quarter ended June 30, 2020 represent the amount of taxes paid and carry interest at a rate pf 3.25% per annum compounded annually and the principal and interest are due upon the earlier of: (i) the fourth anniversary of the note’s issuance, or (ii) a termination of employment; or (iii) the date of a change of control. All promissory notes issued are collateralized by the shares issued in exchange for the note and were considered to be partial recourse as they may be surrendered at the then fair market value of a share of Common Stock as determined by the Volta Board. The remainder up to 50% for some notes, or 37.5% for others, of the value of the original principal of the notes is collateralized by the assets of the borrowers. The amount payable is not limited to the fair value of the shares at the time of default or maturity. As such, the shares are not considered exercised for accounting purposes and the shares issued are not reflected as outstanding in the consolidated financial statements until the notes are repaid and the underlying stock options have vested.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Note 12 - Net loss per share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period. For stock options that were exercised by employees issuing promissory notes to the Company, the shares of Common Stock issued under such exercises are not included in the calculation of basic net loss per share until the underlying promissory notes are fully paid or forgiven.

Diluted net loss per share is computed in a similar manner, but it also includes the effect of potential common shares outstanding during the period, when dilutive. Potential common shares include outstanding stock options, convertible Preferred Stock, warrants for Common Stock and warrants for Preferred Stock. The dilutive effect of potentially dilutive common shares is reflected in diluted net loss per share by application of the treasury stock method for stock options and warrants, and by application of the if-converted method for the Preferred Stock. Deposits received for the repayment of the promissory notes for the exercise of stock options are considered in the calculation of diluted net loss per share, in the event the effect is dilutive. To the extent these potential common shares are antidilutive, they are excluded from the calculation of diluted net loss per share.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The following table presents the computation of basic and diluted net loss per share for the periods presented:

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020
	Class A Common	Class B Common	Class A Common	Class B Common	Class A Common	Class B Common	Class A Common	Class B Common
Numerator:
Net loss	$(8,466,666)	$(12,119,063)	$(9,870,349)	$(2,009,737)	$(38,664,100)	$(47,196,324)	$(20,781,989)	$(4,225,794)
Denominator:
Basic shares:
Weighted-average common shares, basic	6,373,206	9,122,514	6,373,206	1,297,671	6,373,206	7,779,617	6,373,206	1,295,923
Diluted shares:
Weighted-average common shares, diluted	6,373,206	9,122,514	6,373,206	1,297,671	6,373,206	7,779,617	6,373,206	1,295,923
Net loss per share attributable to common stockholders:
Basic	$(1.33)	$(1.33)	$(1.55)	$(1.55)	$(6.07)	$(6.07)	$(3.26)	$(3.26)
Diluted	$(1.33)	$(1.33)	$(1.55)	$(1.55)	$(6.07)	$(6.07)	$(3.26)	$(3.26)

The following weighted average shares of the potentially dilutive outstanding securities for the three months ended and six months ended June 30, 2021 were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive given the net loss attributable to common shares. Therefore, the diluted net loss per share are the same as the basic net loss per share for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Anti-dilutive securities
Outstanding stock options - stock plan	9,603,895	12,646,221	9,603,895	12,646,221
Non plan option grants	155,556	—	155,556	—
Convertible Preferred Stock	66,927,034	66,927,034	66,927,034	66,927,034
Warrants for Common Stock	8,219,254	8,219,254	8,219,254	8,219,254
Warrants for Preferred Stock	156,745	156,745	156,745	156,745
Options and RSAs exercised under notes receivables	11,327,631	3,201,729	11,327,631	3,201,729
Total anti-dilutive securities	96,390,115	91,150,983	96,390,115	91,150,983

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Note 13 - Leases

The Company is a lessee in several noncancellable operating leases, primarily for office space and the use of spaces for the installation of its electric vehicle charging stations (“site leases”). These leases generally have an initial term ranging from five to ten years, with the option to extend the lease for one to five years. In connection with the leases, the Company had asset retirement obligations for the restoration of lease sites of $1.0 million and $0.8 million as of June 30, 2021 and December 31, 2020, respectively, in other non-current liabilities within the consolidated balance sheets.

Supplemental information related to leases within the consolidated balance sheets is as follows:

	June 30, 2021	December 31, 2020
Other operating leases information
Weighted-average remaining lease term (years)	7.7	7.9
Weighted-average discount rate	13.4%	13.8%

The Company received COVID-19 related rent concessions indicating that (i) the Company was not obligated to pay rent, or the entirety of the contractual rent, or (ii) the Company received interest-free rent deferrals for the period affected by lockdown measures. The amount of such concessions recognized as negative variable lease cost for the three months and six months ended June 30, 2020 was $0.1 million and $0.1 million, respectively. There were no such concessions recognized as negative variable lease cost for the three months or six months ended June 30, 2021. The following lease costs were recognized in other operating (income) expenses within the consolidated statements of operations and comprehensive loss:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating lease costs
Fixed lease cost	$2,806,857	$1,654,602	$5,442,923	$3,192,685
Variable lease cost	129,153	(59,970)	197,647	(35,364)
Total operating lease costs	$2,936,010	$1,594,632	$5,640,570	$3,157,321

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Supplemental cash flow information related to leases is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash outflows from operating leases	$2,390,864	$1,352,324	$4,446,945	$2,661,999
ROU assets obtained in exchange for lease obligations
ROU assets obtained in exchange for operating lease liabilities	$2,544,473	$2,471,421	$7,266,255	$4,734,048

Amounts disclosed for ROU assets obtained in exchange for lease obligations include amounts added to the carrying amount of ROU assets resulting from lease modifications and reassessments.

Maturities of lease liabilities as of June 30, 2021 are as follows:

Fiscal Year	Operating Leases
Remainder of 2021	$5,754,128
2022	10,865,604
2023	11,185,659
2024	10,648,943
2025	9,788,001
Thereafter	32,678,604
Total undiscounted lease payments	80,920,939
Less imputed interest	(30,283,127)
Total lease liabilities	$50,637,812

As of June 30, 2021, there are no material leases that are legally binding but have not yet commenced.

Note 14 – Commitments and Contingencies

Contingencies

From time to time, the Company may become involved in claims and other legal matters, either asserted or unasserted, arising in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any of these ongoing legal matters, individually and in aggregate, will have a material adverse effect on the Company’s consolidated financial statements.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020, the Company had $0.6 million in accrued expenses and other current liabilities on the consolidated balance sheets for invoices totaling $1.4 million. In good faith, the Company disputed invoices for work performed in 2019. There are various disagreements between the Company and the vendor regarding these invoices. The Company disputes the underlying basis for these amounts and notified the vendor during the year ended December 31, 2020 of the Company’s intent not to pay.

Employee benefit plan

The Company has a 401(K) defined contribution savings plan that covers substantially all of its employees. The Company contributes a matching contribution of up to 4% of the employee’s contribution under applicable safe harbor rules. Employee contribution is also limited by annual maximum amount determined by the Internal Revenue Service. The Company made contributions of $0.2 million and $0.1 million for the three months ended June 30, 2021 and 2020, respectively, and $0.5 million and $0.3 million for the six months ended June 30, 2021 and 2020, respectively.

Note 15 – Income taxes

The provision for income taxes is recorded at the end of each interim period based on the Company’s best estimate of its effective income tax rate expected to be applicable for the full fiscal year in accordance with ASC 740-270. There is no provision for income taxes because the Company has incurred operating losses since inception and has projected losses for the current year. The Company’s effective income tax rate was 0% for the three months ended June 30, 2021 and 2020 and for the six months ended June 30, 2021 and 2020, and the realization of any deferred tax assets does not satisfy the “is not more likely than not” threshold.

Note 16 – Related party transactions

The Company received consulting services from 2Predict, Inc., a firm where a Volta officer is co-founder and CEO, and recognized consulting service expenses of $0.2 million and $0.3 million for the three and six months ended June 30, 2020, respectively, in selling, general and administrative in the consolidated statements of operations and comprehensive loss. As of December 31, 2020, the Company maintained a balance of $0.1 million in accounts payable - due to related party for the consulting services received. As of June 30, 2021 the Company had no balance in accounts payable - due to related party for consulting services received.

The Company issued a total of $9.5 million in convertible notes for the six months ended June 30, 2020, of which $6.5 million was issued to Activate Capital Partners, LP, an entity where a Volta Board member is partner and co-founder, Virgo Hermes, LLC, an entity where a Volta Board member is a partner, and Energize Ventures, LLC. From June 30, 2020 through December 31, 2020, the Company issued a total of $20.7 million in convertible notes (see Note 8 – Debt facilities), of which $3.3 million was issued to Virgo Hermes LLC, Activate Capital Partners, LP, Bauer Family Investments, an entity where the President is a managing member, and the CFO. As of December 31, 2020, the total $9.8 million convertible notes issued to related parties had been converted into 2,721,956 shares of Series D-1 Preferred Stock at a conversion price of $3.77 per share for total proceeds of $10.3 million. These shares were issued, collectively, to Activate Capital Partners, LP, Virgo Hermes, LLC, and Energize Ventures, LLC, the CFO, and Bauer Family Investments.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

From June 30, 2020 through December 31, 2020, the Company issued 9,374,786 shares of Series D Preferred Stock, of which 169,485 shares were to 19York Ventures, which is an entity founded by a Volta Board member, Activate Capital Partners, LP and Energize Ventures, LLC at $7.38 per share for total proceeds of $1.3 million. As of June 30, 2021, the Company issued 3,891,256 shares of Series D Preferred Stock (see Note 10 – Redeemable convertible preferred stock), of which 2,032,271 shares were to 19York Ventures and Energize Ventures, LLC at $7.38 per share for total proceeds of $15.0 million.

During the six months ended June 30, 2020 and as of December 31, 2020, in connection with Series D issuance (see Note 9 – Warrants), the Company issued 381,679 Class B Common Stock warrants for a total value of $0.3 million to Energize Ventures, LLC and 150,000 Class B Common Stock warrants for a total value of $0.5 million to Activate Capital Partners, LP for the consulting services provided during the fundraising.

All of the principal related to partial recourse promissory notes issued by the Company as of December 31, 2020 was used to exercise options for 9,271,877 shares of the Company’s Common Stock. The aggregate principal amount of promissory notes includes $9.0 million and $0.7 million for taxes relating to 83(b) elections paid on the employees’ behalf and was recognized as notes receivable - employee on the consolidated balance sheet as of June 30, 2021 and December 31, 2020, respectively (see Note 11 - Stockholders’ deficit and stock-based compensation).

As of the six months ended June 30, 2021, the Company entered into promissory note agreements with related parties where the Company loaned $8.3 million at an interest rate of 3.25%. The entire unpaid principal and interest balances on the total amount of the notes are due in February 2025, and 3,407,015 shares of issued and outstanding Class B Common Stock are pledged as collateral by the related parties for these promissory notes. The Company recognized $0.4 million for the portion of the partial recourse promissory note issued in December 2016 corresponding to the unsold shares of Class B Common Stock in notes receivable – employee on the consolidated balance sheets.

For the six months ended June 30, 2021, the Company issued 6,826,656 shares of Class B Common Stock, which includes 5,700,000 shares of restricted stock awards that were issued to the CEO and President and became fully vested upon issuance.

During the six months ended June 30, 2021, Activate Capital Partners, LP exercised 150,000 shares of its Class B Common Stock Warrants at an exercise price of $0.01 per share for a total amount of $1.5 thousand.

Volta Industries, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Note 17 – Subsequent events

The Company has evaluated events subsequent to June 30, 2021 and through the issuance date of September 1, 2021. The following events occurring subsequent to the balance sheet date merited recognition or disclosure in these statements.

Debra Crow, a prior executive officer of Legacy Volta was terminated on July 31, 2021. Upon termination, Debra had 9.5 years during which she could exercise her 140,000 Class B Common Stock options granted on January 22, 2021. Additionally, the Partial Recourse Promissory Notes which had been issued in exchange for the exercise of Class A and Class B Common Stock Options in December 2020 for $1.0 million in principal plus accrued interest have an extended maturity date to December 6, 2021 as opposed to the original maturity upon termination of employment.

Pursuant to the merger agreement described in Note 1 – Description of Business, on August 26, 2021, the Company was merged with and into a subsidiary of TortoiseCorp II, and became a wholly-owned subsidiary of TortoiseCorp II. TortoiseCorp II changed its name to Volta Inc., and the subsidiary changed its name to Volta Charging Industries, LLC (“Successor Volta”). Immediately following the consummation of the transaction, the post-combination company changed its name to Volta Inc. and began to trade on the NYSE under the ticker symbol “VLTA” on August 27, 2021. The Company and any of its subsidiaries are the surviving company listed on the NYSE.

Prior to the Business Combination, the entire unpaid principal balance, together with the accrued and unpaid interest thereon, of all partial recourse promissory notes issued to executive officers (see Note 16 – Related party transactions) were settled through the issuance of Class A and B Common Stock which were pledged as collateral under the promissory notes agreements. Immediately prior to the Business Combination, all outstanding shares of the Company’s Preferred Stock and Class B Common Stock were converted into the right to receive 102,924,491 shares of Class A Common Stock of the combined company and the Company’s Class A Common Stock was converted into the right to receive 9,887,185 shares of Class B Common Stock of the combined company. Upon the Closing of the Business Combination in Q3 of 2021, a total of 161,714,389 shares of Common Stock of the combined company will be outstanding, comprised of 9,887,185 shares of Class B Common Stock and 151,827,204 shares of Class A Common Stock, including the other outstanding shares of Class A Common Stock of TortoiseCorp II prior to the Business Combination and issued in connection with the concurrent private placement which closed with the Business Combination. The post-combination Company’s Class A Common Stock began trading on the NYSE in Q3 2021 under the symbol “VLTA”.